THIRD AMENDMENT TO THE

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

with

GENEVA INVESTMENT MANAGEMENT OF CHICAGO, LLC

THIS THIRD AMENDMENT dated as of October 24, 2013, to the Amended and Restated Investment Advisory Agreement, dated as of April 20, 2010, as amended July 21, 2011 and April 25, 2013 (the “Agreement”), entered into by and between TRUST FOR PROFESSIONAL MANAGERS (the “Trust”), on behalf of the series of the Trust as indicated on Schedule A to the Agreement, as may be amended from time to time (each, a “Fund,” and collectively, the “Funds”), and GENEVA INVESTMENT MANAGEMENT OF CHICAGO, LLC (hereinafter called the “Adviser”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust and the Adviser desire to amend the Agreement to add the Geneva Advisors Mid Cap Growth Fund and the Geneva Advisors Small Cap Opportunities Fund to the Agreement, as set forth on Schedule A to the Agreement; and

WHEREAS, the Agreement allows for the amendment of Schedule A to the Agreement by a written instrument executed by both parties;

NOW, THEREFORE, the parties agree as follows:

Schedule A of the Agreement is hereby superseded and replaced with Amended Schedule A attached hereto, for the sole purpose of adding the Geneva Advisors Mid Cap Growth Fund and the Geneva Advisors Small Cap Opportunities Fund, to be effective at the time the Geneva Advisors Mid Cap Growth Fund and the Geneva Advisors Small Cap Opportunities Fund commence operation pursuant to an effective amendment to the Trust’s Registration Statement under the Securities Act of 1933, as amended.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

TRUST FOR PROFESSIONAL MANAGERS	GENEVA INVESTMENT MANAGEMENT
on behalf its series listed on Schedule A	OF CHICAGO, LLC

By: /s/ John P. Buckel	By: /s/ Kurt Newsom

Name: John P. Buckel	Name: Kurt Newsom

Title: President	Title: General Counsel / CCO

Amended Schedule A
to the

TRUST FOR PROFESSIONAL MANAGERS

AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT

with

GENEVA INVESTMENT MANAGEMENT OF CHICAGO, LLC

Series or Fund of Trust for Professional Managers	Annual Fee Rate as a Percentage of Average Daily Net Assets
Geneva Advisors All Cap Growth Fund	1.10%
Geneva Advisors Equity Income Fund	1.10%
Geneva Advisors International Growth Fund	1.10%
Geneva Advisors Mid Cap Growth Fund	1.10%
Geneva Advisors Small Cap Opportunities Fund	1.20%